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                                 Exhibit 10.50


                                  May 9, 1997


Ted Venema
56 Shadeland Court
Cambridge, Ontario  N1T1V2

Dear  Ted:

I am delighted to extend our offer for you to join Seer Technologies, Inc. The details of your offer are:


     Position:   Senior Vice President, Development


     Manager:    Reporting to Tom Wilson
                 President & CEO

     Salary

     You will be paid on the 15th and 30th of the month at a rate equivalent to US$6,250.00 per pay period (US$150,000.00 annualized).

     In addition, you will be eligible to participate in a discretionary program based upon the company's performance and attainment of your individual goals. During your first year of employment your bonus potential will be 50% of base. For the fiscal year ending September 30, 1997, your minimum bonus will be US$18,750, so long as you are an employee in good standing on the date bonuses are paid, typically on December 15th. You have the opportunity to achieve additional bonus dollars according to your performance and the financial performance of the Company.


     Benefits

     As a full-time Seer employee, you will be eligible for all standard Canadian benefits, to include medical, dental, vision, life and long term disability insurance. Once we receive appropriate work authorization and you are employed in the US you will be eligible for all standard US benefits.

     Canadian Employment Contract

     In addition to the above mentioned documents, you will be required to sign a Canadian contract for employment which will be forwarded to you prior to your start.


     Vacation & Holiday

     As a Vice President, you are entitled to four weeks of paid vacation, prorated in the first year until December 31. In addition, Seer observes nine standard Canadian holidays and provides one "floating" personal choice holiday. Seer US observes six standard holidays and provides for four "floating" holidays, also prorated in the first year, the scheduling of which is arranged between you and your manager.

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Offer of Employment
T. Venema
05/09/97
Page 2


     Stock

     Upon commencing employment with the company, you will receive options to purchase 100,000 shares of Seer Technologies, Inc. Stock. The exercise price will be the fair market value on the day you commence employment. These options will vest 25% per year over four years.

     Relocation

     To assist with your relocation to the Cary, North Carolina area, we will provide you with a furnished apartment through the end of July 1997. In addition, so long as you move within one year of commencement of your employment, we will pay for the movement of all reasonable household goods by a mutually selected vendor; and reimburse you up to $45,000 (grossed-up) for other receipted expenses associate with your relocation.

     It is a fundamental policy of Seer that it does not hire employees or consultants in order to obtain access to trade secrets or proprietary information of any of their former employers. By accepting this job offer, you represent that (i) you will not violate the terms of any non-competition, non--disclosure and non-solicitation agreements to which you may be bound by any prior employer and (ii) you will not use any files or materials in connection with your employment with Seer that are trade secrets of or proprietary information to another firm.

If there is anything I can do to facilitate your move to Seer, I hope you will contact me. Please indicate your acceptance of our offer by signing one copy of this letter and the returning it with your proposed start date, along with your signed contract to Stephanie Price, Staffing Coordinator @ (919) 380-5017.


                                            Yours sincerely,
                                            Seer Technologies, Inc.

                                            /s/ Irene Y. Wong

                                            Irene Y. Wong
                                            Vice President, Human Resources

Accepted:    /s/ Ted Venema

Start Date:  5/12/97

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